Exhibit 99.1

Contact:	Justin Cressall Treasurer 441-298-0753
PLATINUM UNDERWRITERS HOLDINGS, LTD. ANNOUNCES $200 MILLION
THREE-YEAR CREDIT AGREEMENT
HAMILTON, BERMUDA, OCTOBER 21, 2005 — Platinum Underwriters Holdings, Ltd. (NYSE: PTP) announced today that it has entered into a three-year $200,000,000 credit agreement with a syndicate of lenders. The credit agreement consists of a $100,000,000 senior unsecured credit facility available for revolving borrowings and letters of credit, and a $100,000,000 senior secured credit facility available for letters of credit. The revolving line of credit will be available for the working capital, liquidity and general corporate requirements of the Company and its subsidiaries.
The credit facility was arranged by Wachovia Capital Markets, LLC, acting as sole lead arranger and bookrunner.
About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of A (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.
Safe Harbor Statement Regarding Forward-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. These uncertainties and risks include, but are not limited to, conducting operations in a competitive environment; our ability to maintain our A.M. Best Company rating; significant weather-related or other natural or man-made disasters over which the Company has no control; the effectiveness of our loss limitation methods and pricing models; the adequacy of the Company’s liability for unpaid losses and loss adjustment expenses; the availability of retrocessional reinsurance on acceptable terms; our ability to maintain our business relationships with reinsurance brokers; general political and economic conditions, including the effects of civil unrest, war or a prolonged U.S. or global economic downturn or recession; the cyclicality of the property and casualty reinsurance business; market volatility and interest rate and currency exchange rate fluctuation; tax, regulatory or legal restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.
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